Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-159582) of Key Tronic Corporation of our report dated December 19, 2024, relating to the financial statements and supplemental information of the Key Tronic 401(k) Retirement Savings Plan (the “Plan”) appearing in this Annual Report on Form 11-K of the Plan for the year ended June 30, 2024.

/s/ Moss Adams LLP

Spokane, Washington
December 19, 2024